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                                                                  EXHIBIT (j)(1)

                           GENERAL GUARANTEE AGREEMENT

     GENERAL GUARANTEE AGREEMENT, dated March 3, 2003 (the "Guarantee"), by American Home Assurance Company, a New York corporation (the "Guarantor") in favor of each party (individually, a "Party" and collectively, "Parties") insured under policies issued by The United States Life Insurance Company in the City of New York, a New York corporation (the "Company").

     1. Guarantee. For value received, and to induce Parties to purchase insurance from the Company, the Guarantor unconditionally and irrevocably guarantees to each Party, its successors, endorsees and assigns, the prompt payment when due of all present and future obligations and liabilities of any kind whatsoever of the Company to such Party arising from policies of insurance (including guaranteed investment contracts and funding agreements) issued by the Company, including but not limited to payments for claims, losses and return premiums whether due or to become due, secured or unsecured, absolute or contingent, joint or several (the "Obligations").

     2. Nature of Guarantee. The Guarantor's obligations hereunder with respect to any Obligation shall not be affected by the existence, validity, enforceability, perfection or extent of any collateral for such Obligation. No Party shall be obligated to file any claim relating to the Obligations owing to it in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of any Party to so file shall not affect the Guarantor's obligations hereunder. In the event that any payment to any Party in respect to any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made. The Guarantor reserves the right to assert defenses which the Company may have to payment of any Obligation other than defenses arising from the bankruptcy or insolvency of the Company and other defenses expressly waived hereby.

     3. Consents, Waivers and Renewals. The Guarantor agrees that a Party may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of the Guarantor extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations owing to it, and may also make any agreement with the Company or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between such Party and the Company or any of such other party or person, without in any way impairing or affecting this Guarantee. The Guarantor agrees that a Party may resort to the Guarantor for payment of any of the Obligations, whether or not the Party shall have resorted to any collateral security, or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

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     4. Expenses. The Guarantor agrees to pay on demand all out-of-pocket expenses (including the reasonable fees and expenses of its counsel) in any way relating to the enforcement or protection of the rights of a Party hereunder; provided, that the Guarantor shall not be liable for any expenses of a Party if no payment under this Guarantee is due.

     5. Subrogation. Upon payment of all the Obligations owing to any Party, the Guarantor shall be subrogated to the rights of such Party against the Company, and such Party agrees to take at the Guarantor's expense such steps as the Guarantor may reasonably request to implement such subrogation.

     6. Third-Party Beneficiary Contract. The Guarantor hereby acknowledges that Parties insured under policies issued by the Company prior to the termination of the Guarantee are intended third-party beneficiaries of the Guarantee who may enforce this Guarantee directly against the Guarantor.

     7. Termination. This Guarantee may be terminated after 30 days notice given by the Guarantor by publication in The Wall Street Journal; provided, however, that in the event that a Party has requested, by written notice to the Secretary of the Guarantor at 70 Pine Street, New York, New York 10270, prior to the date of such publication, that such Party be given notice of any termination of this Guarantee (specifying the address to which such notice to the Party shall be sent), this Guarantee shall remain in full force and effect with respect to such Party until receipt by such Party of written notice of termination in accordance with such request. Notwithstanding the foregoing sentence, this Guarantee shall remain in full force and effect with respect to Obligations of the Company outstanding or contracted or committed for (whether or not outstanding) prior to the 30th day after publication of notice of such termination in The Wall Street Journal, or, in the event that a Party has requested notice of termination as provided above, prior to receipt by such Party of written notice of termination in accordance with such request, until such Obligations shall be finally and irrevocably paid in full.

     8. Governing Law. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

                                        AMERICAN HOME ASSURANCE COMPANY


                                        By /s/
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                                        By /s/
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